SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF THE

 SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 10, 2009

Orleans Homebuilders, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-6830	59-0874323
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Street Road, Suite 101
Bensalem, PA		19020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 245-7500

Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

  Michael T. Vesey At-Will Employment Agreement

As previously disclosed in the Current Report on Form 8-K filed by Orleans Homebuilders, Inc. (the “Company”) on December 10, 2008, the Company had approved the terms of an at-will employment agreement with the Company’s President and Chief Operating Officer, Michael T. Vesey (the “At-Will Agreement”), and authorized the Company to prepare and enter into such definitive written agreements as may be necessary to implement the terms of the At-Will Agreement.  The terms of the At-Will Agreement, together with certain changes agreed upon by the Company and Mr. Vesey, have now been embodied in a written Employment Agreement (the “Employment Agreement”) and Non-Competition and Confidentiality Agreement entered into on March 10, 2009.

Pursuant to the terms of the Employment Agreement, Mr. Vesey will retain the title of President and Chief Operating Officer, and will be subject to the supervision of the Chairman of the Board and Chief Executive Officer and the Board of Directors.  However, after the closing date of any transaction constituting a change of control, Mr. Vesey will have such title, duties and responsibilities, and be subject to the supervision and control of such persons as may be, after taking into account the fact that a change of control has occurred and other relevant facts and circumstances, determined by the Company in its sole discretion from time to time.  Mr. Vesey’s base salary will be $535,000 (his base salary before approval of the terms of the At-Will Agreement), which will be reviewed no less often than annually and may be adjusted upward or, with the consent of Mr. Vesey, downward.  Mr. Vesey will be eligible to continue his participation in the Orleans Homebuilders, Inc. Incentive Compensation Plan, which presently provides for the payment of an annual incentive bonus to Mr. Vesey equal to 1.5% of the Company’s “net pre-tax profit” for the applicable fiscal year (Mr. Vesey’s incentive compensation formula before approval of the terms of the At-Will Agreement).  Mr. Vesey will also remain eligible to receive additional bonuses at the Company’s discretion.  Consistent with Mr. Vesey’s employment arrangements prior to the approval of the At-Will Agreement, Mr. Vesey will continue to be eligible to participate in the Company’s group insurance plan, health plan, SERP, Compensation Deferral Plan and 401(k) plan, as well as other similar plans to the extent and upon terms offered to the Company’s other senior executive officers.    Mr. Vesey will be eligible for four weeks of vacation per year and business expense reimbursement.  Mr. Vesey is also entitled to receive a monthly transportation allowance of $730 (the amount he was receiving prior to the approval of the At-Will Agreement).

Pursuant to the terms of the written Employment Agreement, Mr. Vesey will also be entitled to the following:

(1)       Upon any termination of employment, Mr. Vesey will be entitled to receive his base salary up through the date of termination and expense reimbursement for business expenses incurred prior to termination.

(2)       Upon termination of employment by the Company without “cause” or as a result of Mr. Vesey’s “disability”, termination by Mr. Vesey for “good reason” (each as defined in the Employment Agreement), or termination due death, Mr. Vesey (or, where applicable, his dependents and/or estate) will be entitled to:  (a) any accrued but unpaid incentive bonus under the Incentive Bonus Plan with respect to any completed fiscal year, (b) a pro-rata portion (calculated based on the number of elapsed days in the fiscal year divided by 365) of any bonuses for which he is eligible in the year of termination based on the higher of his bonuses with respect to the prior year or the average bonuses he received with respect to the prior two years (for this purpose, Mr. Vesey’s bonus for fiscal 2007 is deemed to be $400,000, a reduction of $300,000 from his actual fiscal 2007 bonus), (c) severance in an amount equal to the sum of (A) the higher of (x) Mr. Vesey’s annual base salary or (y) the average base salary for the last two full fiscal years and (B) the higher of (x) the sum of any bonuses received by Mr. Vesey for the last full fiscal year during which Mr. Vesey was employed or (y) the average bonuses received by Mr. Vesey for the last two full fiscal years during which Mr. Vesey was employed by the Company (for this purpose, Mr. Vesey’s bonus for fiscal 2007 is deemed to be $400,000, a reduction of $300,000 from his actual fiscal 2007 bonus).  To the extent any amounts are payable as severance (described in clause (c)), they will be reduced on a dollar-for-dollar basis by any amounts Mr. Vesey receives pursuant to the Company’s SERP as a death or disability benefit.  In addition, Mr. Vesey will be reimbursed for a full eighteen months of COBRA coverage (payable in a lump sum or in installments at Mr. Vesey’s election).  To the extent COBRA continuation coverage is available beyond the initial 18-month period, Mr. Vesey and his eligible dependents may participate at their own cost.  The Company will assist Mr. Vesey and his eligible dependents in securing alternative group health coverage once COBRA is no longer available (which may consist of continued participation in the Company’s group health plan), where payment of premiums under any such arrangement will be made by Mr. Vesey from his own funds and will not be subject to reimbursement by the Company.  Unless specifically provided to the contrary in the applicable grant or award document, all Mr. Vesey’s unvested options and restricted stock will also vest.

(3)         If, (a) during the period beginning 120 days prior to a “change of control” (as defined in the Employment Agreement) and ending on the date the transaction constituting a change of control is closed and, Mr. Vesey’s employment is terminated by the Company for any reason (including disability) or Mr. Vesey’s employment terminates due to his death, (b) the Company terminates his employment for any reason (including disability) or Mr. Vesey’s employment terminates due to his death within one year after the closing date of a transaction constituting a change of control, (c) Mr. Vesey terminates his employment for “good reason” (as defined in the Employment Agreement, except that for purposes of determining whether payment of severance as described in this paragraph is due, “good reason” does not include a reduction in Mr. Vesey’s title, responsibilities or reporting after a change of control) within one year after the closing date of a transaction constituting a change of control, or (iv) Mr. Vesey terminates his employment for any reason during the 30 day period immediately preceding the one year anniversary of the closing date of a transaction constituting a change of control, then in addition to amounts (other than severance) otherwise payable upon a termination, Mr. Vesey will also be entitled to severance in an amount equal to three times Mr. Vesey’s three-year average total compensation (including base salary, incentive bonuses and any other bonuses) received in the three years prior to termination, with a cap of $1.2 million of total compensation to be included in the calculation for any particular year.  Any severance amount payable will be reduced on a dollar-for-dollar basis by any amount paid or payable as a death or disability benefit under the Company’s SERP and will be payable in one lump sum as soon as practicable following termination of employment or the closing date of the change of control transaction is closing date, if later.  Amounts payable as a result of a change of control will also be reduced by any severance payments (described in clause (c) of item (2) above) previously received.

Generally, to be eligible to receive any severance payments (including those payable as a result of a change of control), Mr. Vesey is required to execute and not revoke a Termination Agreement and General Release, generally in the form attached to his Employment Agreement.  In addition, payments required to be made in the event of termination are to be made as soon as practicable after termination, except to the extent necessary to avoid a violation of Section 409(a)(2)(B)(i) of the Code.  To the extent payment is delayed to avoid a violation of Section 409(a)(2)(B)(i) of the Code.

The Employment Agreement also provides that, if the value of any “parachute payments” exceed three times Mr. Vesey’s applicable base amount (as determined by applicable IRS regulations) by more than ten percent, the Company will generally pay to Mr. Vesey a “tax gross-up” in connection with a change of control to cover certain taxes associated with “excess parachute payments” under Section 4999 of the Internal Revenue Code, such that the net amount received by him is equal to the total payments he would have received had he not been characterized as being entitled to “excess parachute payments.”  If the value of the “parachute payments” exceeds three times his base amount by less than ten percent, the Company will reduce the amount of the “excess parachute payments” to avoid any tax gross-up payments.

While the provisions of Mr. Vesey’s Employment Agreement are generally consistent with the terms of the At-Will Agreement approved by the Company in December 2008, in the process of preparing the formal documentation, certain changes were negotiated.  The most significant difference is that under the terms of the Employment Agreement, Mr. Vesey is entitled to the enhanced severance benefits described in clause (c) of item

(2) above in the event of the termination of his employment due to his death or disability.  Under the terms of the At-Will Agreement previously approved, Mr. Vesey was entitled to receive severance benefits (other than in connection with a change of control) only in the event of his termination without cause or for good reason; however, under the terms of the At-Will Agreement previously approved, Mr. Vesey’s estate would have been entitled to continuation of salary for three months in the event of his death.  In addition, the length of the non-competition period subsequent to termination (other than a termination for “good reason”) was extended from six months to one year as described in the succeeding paragraph.

In addition to the Employment Agreement, Mr. Vesey entered into a Non-Competition and Confidentiality Agreement with the Company restricting his ability to engage in certain activities that are competitive with the Company for a period of one year after his termination (other than a termination for “good reason”) and restricting his ability to solicit certain Company employees and customers for a period of one year after his termination (other than a termination for “good reason”).  This agreement also contains customary confidentiality provisions.

Item 9.01                     Financial Statements and Exhibits

(d)                                 Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description

*10.1	Employment Agreement with Michael T. Vesey dated March 10, 2009
*10.2	Non-Competition and Confidentiality Agreement with Michael T. Vesey dated March 10, 2009

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORLEANS HOMEBUILDERS, INC.

Dated: March 16, 2009
	By:	/s/ Benjamin D. Goldman
Benjamin D. Goldman
Vice Chairman

EXHIBIT INDEX

The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Employment Agreement with Michael T. Vesey dated March 10, 2009
10.2	Non-Competition and Confidentiality Agreement with Michael T. Vesey dated March 10, 2009